NICOR Inc.
                                                 Form S-8
                                                 Exhibit 5.01



                            MAYER, BROWN & PLATT
                         190 South La Salle Street
                       Chicago, Illinois 60603-3441

                                June 5, 1997





NICOR Inc.
1844 West Ferry Road
Naperville, IL  60563



Ladies and Gentlemen:

     We are representing NICOR Inc. (the "Company") in connection with the filing of Post-Effective Amendment No. 1 to Registration Statement No. 33-31029 and of a new registration statement (the "Registration Statements") which together provide for the registration under the Securities Act of 1933 of 2,000,000 shares of its common stock (the "Stock") for offering pursuant to NICOR's 1997 Long-Term Incentive Plan (the "Plan"). In connection therewith, we have examined or are otherwise familiar with the Articles of Incorporation of the Company as amended to date, the By-Laws of the Company as amended to date, the Plan, the Registration Statements, minutes of such meetings of the Board of Directors and Stockholders of the Company as we have deemed necessary and such other documents and instruments as we have deemed necessary for the purpose of this opinion.

     Based upon the foregoing, we are of the opinion that the Stock is duly authorized for issue and, when issued and delivered to participants or their transferees in accordance with the provisions of the Plan, will be legally issued, fully paid and non-assessable shares of the Company.

     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statements.

                         Very truly yours,

                         MAYER, BROWN & PLATT
                         Mayer, Brown & Platt